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                                                Filed Pursuant to Rule 424(B)(2)
                                                Registration No. 333-88272

                                   PROSPECTUS

                         200,000 Shares of Common Stock

                                       of

                         Autoexotica International, Ltd.

     This prospectus relates to 200,000 shares of common stock of our company for sale by a selling shareholder who may wish to sell its shares in the open market or in privately negotiated transactions. Concurrently, we are offering, on a "best efforts, all-or-none basis," 400,000 units at a price of $2.50 per unit. Each unit consists of one share of our common stock, $.001 par value, and one warrant exercisable to purchase one share of our common stock at an exercise price of $3.00 per share. The sale by the selling shareholder will only be made subsequent to the completion of our offering of the 400,000 units.

     No public trading market currently exists for the units, our common stock or the warrants. The offering price of the common stock has been arbitrarily determined. There can be no assurance that a market for our securities will develop or that you will be able to liquidate your investment. See "Risk Factors."

     Our principal executive offices are located at 927 Broadway, Suite 2, Bayonne, New Jersey 07002. Our telephone number is (201) 437-6238, our website is www.autoexoticarentals.com and our email address is exotorent@aol.com.

     The securities being offered by this prospectus involve a high degree of risk. You should read the "Risk Factors" section beginning on page 3 before you decide to purchase any of the securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. NOR HAVE THEY MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER ANYONE SHOULD BUY THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is October 31, 2002

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                                TABLE OF CONTENTS

     You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Forward Looking Statements ........................................................................    1
Prospectus Summary ................................................................................    1
       Autoexotica International, Ltd .............................................................    1
       Recapitalization ...........................................................................    1
       The Offering ...............................................................................    2
       Concurrent Offering ........................................................................    2
Summary Financial Information .....................................................................    2
       Balance Sheet Data .........................................................................    2
       Statement of Operations Data ...............................................................    3
Risk Factors ......................................................................................    3
       Risks Related to our Business ..............................................................    3
       Risks Associated with our Securities .......................................................    6
Use Of Proceeds ...................................................................................    9
Dilution ..........................................................................................    9
Selling Shareholder ...............................................................................   10
Concurrent Offering ...............................................................................   10
Plan Of Distribution ..............................................................................   10
Directors, Executive Officers, Promoters And Control Persons ......................................   10
       Officers and Directors .....................................................................   10
       Background of Executive Officers, Directors and Significant Employees ......................   11
Executive Compensation ............................................................................   11
       Compensation of Directors and Executive Officers ...........................................   11
       Committees .................................................................................   11
       Employment Agreements ......................................................................   11
       Stock Option Plans and Agreements ..........................................................   12
Security Ownership of Certain Beneficial Owners and Management ....................................   12
Business ..........................................................................................   13
       Summary ....................................................................................   13
       Operations .................................................................................   14
       Business Strategy ..........................................................................   14
       Marketing ..................................................................................   15
       Strategic Alliances ........................................................................   15
       Competition ................................................................................   16
       Employees ..................................................................................   17
       Regulation .................................................................................   17
       Facilities .................................................................................   17
       Legal proceedings ..........................................................................   17
Management's Discussion and Analysis of Financial Condition and Results of Operations .............   17
       Overview and Background ....................................................................   17
       Results of Operations for the Years Ended June 30, 2002 and June 30, 2001 ..................   18
       Liquidity and Capital Resources ............................................................   20
       Business Trends; Seasonality ...............................................................   21
Description of Securities .........................................................................   21
       General ....................................................................................   21
       Common Stock ...............................................................................   21
       Preferred Stock ............................................................................   21
       Warrants ...................................................................................   22
       Options ....................................................................................   22
       Limitations on Liability of Directors ......................................................   22

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
       Dividend Policy ............................................................................   22
       Restricted Shares Eligible for Future Resale ...............................................   23
       Transfer Agent and Registrant ..............................................................   23
       Securities and Exchange Commission Position on Indemnification for Securities Act
          Liabilities .............................................................................   23
Certain Relationships and Related Party Transactions ..............................................   24
       Consulting Agreement .......................................................................   24
       Debts owed to Principal Shareholder; Cancellation of Indebtedness ..........................   24
Legal Matters .....................................................................................   24
Experts ...........................................................................................   24
Available Information .............................................................................   25
Financial Statements ..............................................................................  F-1
       Table of Contents ..........................................................................  F-1
       Independent Auditors Report ................................................................  F-2
       Balance Sheets .............................................................................  F-3
       Statements of Operations and Accumulated Deficit ...........................................  F-4
       Statements of Changes in Shareholders' Equity ..............................................  F-5
       Statements of Cash Flows ...................................................................  F-6
       Notes to the Financial Statements .............................................  F-7 through F-13

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                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify these forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us as described in "Risk Factors" and elsewhere in this prospectus.

                               PROSPECTUS SUMMARY

     This summary highlights certain information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding our company and our financial statements and the related notes appearing elsewhere in this prospectus.

Autoexotica International, Ltd.

     AutoExotica International, Ltd. is in the business of renting luxury, exotic and high-performance automobiles and motorcycles to individuals and businesses throughout the United States. Originally incorporated in the State of New Jersey on June 16, 1989, AutoExotica was reincorporated in the State of Nevada on June 13, 1995. We commenced our operations in July 1998, concentrating our efforts in the New York and Washington, D.C. metropolitan areas. Focused initially on providing rental services in the Northeastern region of the United States, we have expanded our service to include parts of the Southeastern and Western regions of the United States. See "Business-Operations."

     Our business was created to respond to what we believe is a strong and continually increasing public interest in experiencing the pleasure of driving high performance luxury vehicles. We offer top of the line automobiles from manufacturers such as Mercedes Benz, Porsche, Ferrari and BMW. We rent our vehicles to individuals and businesses on a short-term and long-term basis. To date, we have derived most of our business from referrals from prestigious hotels and resorts; recently, we expanded our business relationships through strategic alliances with a private membership club and a luxury properties registry. See "Business-Strategic Alliances."

     Our principal executive offices are located at 927 Broadway, Suite 2, Bayonne, New Jersey 07002. Our telephone number is (201) 437-6238, our website is www.autoexoticarentals.com and our email address is exotorent@aol.com.

Recapitalization

     In January 2001, we effected a 4.87774-for-one stock split pursuant to which all of our 1,000,000 shares of then-issued and outstanding common stock were converted into 4,877,740 shares of common stock. Unless otherwise noted, all share and per share data presented in this prospectus is reflected on a post-split basis as if the stock split had occurred upon inception of our company. See "Business-Summary" and Note G to the Financial Statements included elsewhere in this prospectus.

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The Offering

Shares of common stock outstanding before
   offering                                           5,600,000 shares
Shares of common stock being offered by
   selling shareholder                                200,000 shares
Plan of Distribution                                  A shareholder of
                                                      AutoExotica is offering
                                                      shares of our common
                                                      stock. The selling
                                                      shareholder may sell its
                                                      shares of our common stock
                                                      in the open market or in
                                                      privately negotiated
                                                      transactions and at market
                                                      prices, fixed prices or
                                                      negotiated prices.
Use of Proceeds                                       AutoExotica will not
                                                      receive any of the
                                                      proceeds from the sale of
                                                      shares of our common stock
                                                      by the selling
                                                      shareholder. See "Certain
                                                      Relationships and Related
                                                      Party  Transactions."

Concurrent Offering

Shares of common stock in units being offered         400,000 shares
Warrants and shares of common stock issuable
   on exercise of the warrants in the units being     400,000 Shares
    offered
Plan of Distribution                                  AutoExotica is
                                                      concurrently offering the
                                                      units for cash at a price
                                                      of $2.50 per unit. Each
                                                      unit contains one share of
                                                      our common stock and one
                                                      warrant. Each warrantis
                                                      exercisable to purchase
                                                      one share of our common
                                                      stock at a price of $3.00
                                                      per share.
Use of Proceeds                                       The proceeds of
                                                      AutoExotica's offering l
                                                      will be used by us to
                                                      finance additional
                                                      vehicles, for marketing,
                                                      promotion and advertising
                                                      and for working capital.

                          SUMMARY FINANCIAL INFORMATION

     The following selected historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, related notes and other financial information included elsewhere in this prospectus. The balance sheet data as of June 30, 2001 and 2002 and the statements of operations data for the year ended June 30, 2001 and 2002 are derived from our financial statements. The financial statements as of June 30, 2001 and 2002 and for the years then ended have been audited by Asher & Company, Ltd. and are included in this prospectus. Historical results are not necessarily indicative of future results.

Balance Sheet Data

                                                            June 30, 2001         June 30, 2002
                                                            -------------         -------------
Cash                                                               $1,480                $6,389
Deferred lease costs (net of accumulated amortization)            $33,445               $36,228
Total assets                                                      $99,304               $79,972
Long-term notes payable                                           $22,501               $20,285
Total liabilities                                                 $99,305              $105,913
Stockholders' (deficit) equity                                       $(1)             $(25,941)

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Statement Of Operations Data
                                                        June 30,
                                        ----------------------------------------
                                              2002                     2001
                                        ----------------------------------------
Revenue                                      $ 146,818              $  83,022
Vehicle expense                              $ 101,766              $  50,248
Interest expense                             $ (10,092)             $  (4,554)
Net loss                                     $(403,790)             $(150,096)
Loss per share - basic and diluted           $   (0.07)             $   (0.03)

                                  RISK FACTORS

     You should carefully consider the following risk factors and all other information contained in this prospectus before investing in our securities. Investing in our securities involves a high degree of risk. Any of the following risks could adversely affect our business, financial condition and results of operations and could result in a complete loss of your investment. The risks and uncertainties described below are not the only ones we may face.

Risks Related To Our Business

We have experienced and may continue to experience operating losses, which could cause our business to fail.

     We have had net losses in each year of our operations. For the fiscal years ended June 30, 2002 and 2001, our net losses from operations were $393,698 and $145,542, respectively. There can be no assurance that we will obtain profitability in the foreseeable future. Even if we do achieve profitability we may be unable to sustain or increase profitability on a quarterly or annual basis. This could cause our business to fail.

Our auditors have expressed substantial doubt about our ability to continue as a going concern; our business could fail if we are unable to generate sufficient working capital to meet our financial obligations.

     The report of our independent auditors included in this prospectus indicates a substantial doubt as to our ability to continue as a going concern due to our history of limited working capital and net losses and our current financial obligations (including our obligations under our current vehicle and equipment leases). We have historically experienced operating losses. If we experience continued losses or do not otherwise have enough working capital, we would need to obtain additional financing to keep our business operating. Continued losses and/or the lack of such financing could cause our business to fail.

We have relied on outside financing to implement our revenue and operations; the unavailability of such financing in the future, if we need it, could cause our business to fail.

     Since our inception, our operations have been financed through advances from our founder and chief executive officer, Darryl A. Nowak, our line of credit and the revenue generated by our automobile rentals. Although we have historically relied on the financial assistance of our chief executive officer, we believe that the proceeds from our offering and the

                                        3

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revenues we will be able to generate from our operations will provide sufficient cash to fund our operations, our projected growth and our obligations for the next twelve months. Further expansion of our operations beyond our current plans would require additional funds, possibly in the form of debt or equity financing. There can be no assurance that such financing would be available on terms favorable or acceptable to us as and when needed. The inability to obtain such financing could cause our business to fail.

We face significant competition; our business may not succeed if we cannot compete effectively with other companies in our industry.

     The automobile rental industry and some of the markets in which we operate are highly competitive. Our competition consists of companies that provide service on national, regional and local levels. These companies range in size from small and local "boutique" operations (which have few employees, small fleets of automobiles and limited financial resources) to large publicly-held companies (which have many employees, numerous locations, large fleets of automobiles and significant capital resources). We believe that we service a "niche" market and that we do not compete directly with the larger national or local automobile rental companies, such as Hertz Corporation, Avis, National, Budget or Thrifty, because these companies typically offer standard makes and models of automobiles (such as Ford Taurus and Chevrolet Lumina). Most of the larger vehicle rental companies do not focus their efforts on the "niche" market of providing luxury automobiles for rent.

     Our most significant competition is from local "boutique" providers whose operations are focused on vacation destinations. We believe that our competition is not significant in the Northeast because no other companies provide luxury automobile rental services in this area; however, in the Southeastern and Western regions of the United States (where we have recently expanded our operations), we face greater competition because there are more "boutique" providers of luxury rental automobiles focused on the vacation destination cities and resorts in these areas. We compete primarily on the basis of our customer service and price. Our ability to succeed may depend upon our ability to continue to compete with these companies. If we were not able to continue to effectively compete with other companies in our industry, our business could fail.

We depend upon our chief executive officer to generate virtually all of our business and his loss or unavailability could cause us to lose business and would put us at a competitive disadvantage.

     Our success depends largely on the skills, experience and reputation of our founder and chief executive officer, Darryl A. Nowak. Mr. Nowak has been instrumental in developing our business and in structuring our strategic alliances. Mr. Nowak has been responsible for the generation of virtually all of our business to date. We could lose current business and potential business leads if Mr. Nowak becomes unavailable to work for us. The loss or unavailability of Mr. Nowak for any significant period of time could, therefore, have a material adverse effect on the business, operations, prospects and financial condition of our company. If Mr. Nowak becomes unavailable to us and we are not able to hire someone with Mr. Nowak's abilities or resources, our business would fail.

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

Our founder and chief executive officer is our largest shareholder which enables him to determine the outcome of matters submitted to a vote of shareholders.

     Prior to this offering, Darryl A. Nowak, our company's founder and chief executive officer, owned 87.1% of our outstanding common stock. Following this offering, Mr. Nowak will own 81.2% of our outstanding common stock (assuming no exercise of the warrants included in the units being offered by us). Therefore, Mr. Nowak will continue to be able to elect a majority of the board of directors and will continue to control our business, operations and policies upon completion of this offering. Although investors in the offering will acquire shares of common stock entitled to vote on certain matters relating to our company, the outcome of any such vote may be determined ultimately by Mr. Nowak and not by such investors. See "Dilution" and "Security Ownership of Certain Beneficial Owners and Management."

Management has broad discretion in using the proceeds of the offering; funds invested by investors in the offering may not be used by us as currently anticipated.

     We expect to use the net proceeds of our offering to finance the acquisition of additional automobiles to increase our fleet of rental vehicles, for marketing, promotion and advertising and for working capital. Our management, however, has broad discretion over the actual use of the proceeds of our offering and may therefore determine to reallocate the use of proceeds. Investors in our offering will not control the actual use or the allocation of the proceeds and there may be limited information about the specific use of these funds available to such investors in the future.

Economic conditions and changes in interest rates could impact the profitability of our business.

     Our business may be significantly impacted by down-turns in the economy and changes in interest rates. If general economic conditions weaken, our ability to generate new rental business may decrease due to the perception that rental of exotic vehicles is a luxury (rather than a necessity) in a market in which consumer confidence and consumer spending is decreasing. Additionally, the rate of defaults on existing rentals may increase. If we were to experience a significant decrease in rentals or in the rate of defaults on current rentals, our cash flow would be more restrained and our revenue would decrease. Either of these events could cause our business to fail.

     Since we have borrowed money to finance the leases on the automobiles that we rent to our customers, increases in interest rates could significantly increase our expenses and reduce our profitability. To the extent that our financing facilities are subject to variations in interest rates and to the extent that we continue in the future to finance the leasing of new automobiles, increases in the applicable interest rates will increase the amount of interest we pay on the automobiles we lease and the money we borrow, and our profit margins will decrease, which could adversely affect our business.

Maintaining a luxury automobile fleet is a capital intensive business and we may require additional capital in order to support and grow our fleet, which capital may not be available.

     Our revenue to date has been related directly to the volume of luxury automobiles in our fleet. We currently have only twelve vehicles and one motorcycle in our fleet. Our growth depends on our ability to add more vehicles to our fleet for rent. Although we intend to use a portion of the proceeds of our offering to finance our acquisition of additional vehicles for our fleet (in order to continue to increase our rental business and to enter into new regions), we may require access to additional short and long term credit in the future in order to continue to lease vehicles from vehicle manufacturers and commercial leasing companies. In such event, we may require additional financing from banks, manufacturer-related financial institutions and commercial leasing companies. There can be no assurance that we will be able to obtain additional financing when needed or, to the extent such financing is available, to obtain financing on acceptable terms. In the event that we require such financing, we would be adversely effected if we were unable to continue to secure sufficient and timely financing on acceptable terms; in such event, our business could fail.

We may be deemed to be in violation of our vehicle leases which could trigger termination and adversely affect our business.

     Rental of the vehicles that we lease for use in our business requires the written consent of the leasing companies from whom we lease these vehicles. Although we have obtained the verbal consent of these leasing companies, we have not secured their written consent. We have, however, entered into discussions with the leasing companies to obtain written consent; these companies have indicated that their consent is predicated on our ability to raise capital. Based on our discussions with the leasing companies to date, we expect to obtain their written consent upon completion of our offering. Although none of the leasing companies has determined to terminate its agreement with us, as of the date hereof, we may be deemed to be in technical violation of these leases, which entitles the leasing companies to terminate our vehicle leases. If we do not obtain the requisite consent and the leasing companies determine to terminate our leases, the leasing companies could require the return of our leased vehicles. In the event of such termination, we would be required to identify and obtain vehicles through other leasing companies. Our inability to secure other leases could cause our business to fail.

Risks Associated With Our Securities

Since our securities have never been traded, prices for our common stock may vary or decline after the offering.

     There is no public market for any of our securities and no assurance can be given that a market will develop or that any shareholder will be able to liquidate his investment without considerable delay, if at all. If a market for any of our securities should develop, the prices for these securities may be highly volatile. Our sale of the units and sales of common stock owned by shareholders of our company (including the selling shareholder) into the market may cause the market price of our common stock to fall. Factors such as those discussed in this "Risk Factors" section may have a significant impact on the market price of our securities. The following factors will add volatility to the price of our common stock:

          . actual or anticipated variations in our quarterly operating results

          .    conditions or trends in the auto finance industry in general

          . announcements by us or our competitors of significant acquisitions, strategic partnerships or joint ventures

          .    our capital commitments

          .    additions or departures of our key personnel

          .    sales of our common stock

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

The lack of an underwriter in this offering and the absence of a market-maker make it extremely unlikely that an orderly market for our securities will develop.

     There is no underwriter engaged in connection with this offering and there can be no assurance that any brokerage firm will act as a market maker of our securities. Due to the anticipated volatility of our common stock, brokerage firms may not be willing to effect transactions in our common stock. Even if a purchaser finds a broker willing to effect transactions in our common stock, the combination of brokerage commissions, state transfer taxes, if any, and other selling costs may exceed the selling price.

Investors in this offering will pay a higher price per share for their shares of common stock than earlier investors, which will cause new investors to experience an immediate reduction in the per share (net tangible) value of their shares after completion of the offering.

     We had a pro forma net tangible book value of zero per share prior to our offering. After the offering, we expect our net tangible book value per share to be approximately $.15. Our founder paid approximately $.03 per share for the 4,877,740 shares of our common stock that he owns, whereas new investors will have paid $2.50 per share for their shares. There will be an increase in the net tangible book value per share for our existing stockholders of approximately $.15. Because existing shareholders paid less for their shares of common stock than new investors, there will be dilution (reduction in value) to new investors in the net tangible book value per share of approximately $2.35. See "Dilution."

We may issue additional shares of our common stock without shareholder consent, which will further dilute investors' percentage interest in our company.

     Our articles of incorporation permit the issuance of additional shares of common and preferred stock as determined from time to time by management of our company. Accordingly, we may issue additional shares of common stock or other securities in the future in connection with acquisitions and other financing transactions. Our management will have the right to determine the number of shares that we issue and the consideration or purchase price per share for such issuances without the consent or approval of shareholders or the investors in this offering. As an investor in this offering, you would not have anti-dilution rights (to purchase shares of our common stock in connection with any subsequent issuance or offering in order for you to maintain your percentage of ownership in our company). The issuance of additional shares of our common stock will have the effect of diluting a shareholder's interest in our company, thereby reducing the percentage of our company that such shareholder owns.

Penny stock regulations impose certain restrictions on the marketability of our securities which are likely to make it difficult for investors to resell our shares of common stock.

     The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) or exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our common stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouses). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of investors to sell our securities in the secondary market and the price at which such investors can sell any such securities.

     Shareholders should be aware that, according to the Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

          . control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

          . manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

          . "boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

          . excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

State blue sky laws impose significant restrictions on the resale of our stock which could significantly impair the ability of investors to resell the securities purchased in this offering.

     Each state has its own securities laws, known as "blue sky laws," which:
(a) limit the sale of securities to a state's residents unless such sale is registered in that state or qualifies for an exemption from registration; and
(b) govern the reporting requirements for broker-dealers and stock brokers doing business directly or indirectly in the state. Before a security is sold in a state, the sale and the broker executing the sale must have been registered in that state or there otherwise must have been an exemption applicable to the sale, thereby exempting the transaction from the state's registration requirements. We have filed a registration statement relating to the sale of our common stock in Connecticut and New York, however, we do not currently intend to register the sale of our common stock in additional states. Determinations regarding registration in other states may be made by the broker-dealers, if any, who agree to serve as the market-makers for our stock. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. Investors in this offering should consider the secondary market for our securities to be limited given that investors may be unable to resell their stock or may be unable to resell without the significant expense of state registration or qualification.

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

The offering price of the units was not determined on the basis of our earnings, book value or any other financial criterion of value; investors could experience a loss in the value of the securities they purchase following the offering.

     The offering price of the units, the value of the underlying shares of common stock and the exercise price of the warrants have been arbitrarily determined by us and are not based on our earnings, book value, net worth or other financial statement criteria of value. Additionally, the offering price of the shares of common stock being offered by the selling shareholder will be determined by such shareholder in its sole discretion. The factors considered by us in determining the offering price of the units and the exercise price of the warrants included an evaluation of the history of and prospects for the industry in which we compete and the prospects for our future earnings. Such factors are entirely subjective, and no representations are made herein as to any objectively determinable value of the securities offered in this offering. Accordingly, there can be no assurance that the prices of our securities will be sustained (such prices may decrease in the future) or that the market will similarly value these securities. This may result in a decline in the value of the securities an investor purchases in this offering.

                                 USE OF PROCEEDS

          This prospectus is part of a registration statement that permits a shareholder of AutoExotica, as identified in this prospectus, to sell its shares of our common stock in the open market or in privately negotiated transactions. The selling shareholder and AutoExotica will each respectively receive the proceeds of its offering.

                                    DILUTION

     Net tangible book value consists of total assets minus intangible assets and liabilities divided by the total number of common shares outstanding. Our company has no shares of preferred stock outstanding and no options issued and outstanding.

     At June 30, 2002, we had a net tangible book value of zero per share.

     Assuming consummation of our offering, we will have a net tangible book value of $874,059 or $.15 per share. This represents an immediate increase to existing shareholders in net tangible book value of approximately $.15 per share and an immediate dilution to new investors of $2.35 per share. See "Risk Factors." "Dilution" represents the difference between the offering price per share and the net tangible book value per share of common stock at June 30, 2002, after giving effect to the sale of the shares of common stock offered by us. The following table illustrates the dilution in net tangible book value per share to new investors as of June 30, 2002, assuming that all of the units offered by us are sold and none of the warrants included in the units are exercised (because the $3.00 exercise price of the warrants exceeds the offering price of the units, rendering the exercise to be anti-dilutive).

Offering price                                                            $2.50
Net tangible book value before offering                                $(25,941)
Increase in net tangible book attributable to new investors            $900,000
Pro forma net tangible book value after the offering                   $874,059
Dilution in net tangible book value to new investors                   $   2.35

     The following table summarizes the differences between existing shareholders and new investors with respect to the number of shares of common stock purchased from our company, the total cash consideration paid, and the average cash consideration per share of common stock paid, assuming all of the units being offered by us are sold and none of the warrants included in the units are exercised (because the $3.00 exercise price of the warrants exceeds the offering price of the units rendering exercise to be anti-dilutive).

                                                           Total Consideration
                          Number of Shares                ---------------------    Average Price
                             Purchased        Percent     Amount ($)   Percent     Per Share ($)
                          ----------------   ---------    ----------  ---------   ---------------
Existing Shareholders        5,600,000          93%         1,207,179      51%        .22
New Investors                  400,000           7%         1,000,000      49%       2.50

                               SELLING SHAREHOLDER

The 200,000 shares of AutoExotica common stock being offered by this prospectus are owned by and registered in the name of Abingdon Associates, a partnership whose address is P.O. Box 89, RR1, Route 216, Poughquag, N.Y. 12570.

                               CONCURRENT OFFERING

     This prospectus is part of a registration statement filed by AutoExotica with the Securities and Exchange Commission. The registration statement also contains a prospectus with respect to the offering by AutoExotica for cash of 400,000 units, each consisting of one share of common stock and one warrant exercisable to purchase one share of common stock. Our distribution may have a material adverse effect on the market price of the common stock offered by the selling shareholder.

                              PLAN OF DISTRIBUTION

     While the registration statement is effective, the selling shareholder may sell its shares directly to the public, without the aid of a broker or dealer, or it may sell its shares through a broker or dealer if the common stock is authorized for inclusion on the OTC Bulletin Board. The selling shareholder may sell its shares in the open market or in privately negotiated transactions. Additionally, the selling shareholder may sell its shares at market prices, fixed prices or negotiated prices. Any commission, fee or other compensation of a broker or dealer would depend on the brokers or dealers involved in the transaction and would be paid by the selling shareholder.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Officers and Directors

     The names and ages of our directors and executive officers are set forth below. All directors are elected annually by our shareholders to serve until the next annual meeting of the shareholders and until their successors are duly elected and qualified. Officers are elected annually by the board of directors to serve at the pleasure of the board.


Name                                 Age        Position(s) with AutoExotica
-------------------------------     -------     ------------------------------------------------------------
Darryl A. Nowak                       38        Chief Executive Officer, Chief Accounting and Principal
                                                Financial Officer and President
Elaine Nowak                          39        Executive Vice President and Secretary

Background of Executive Officers, Directors and Significant Employees

Darryl A. Nowak: Darryl A. Nowak has served as our Chief Executive Officer, Chief Accounting and Principal Financial Officer and President and as a director since our inception in 1989. Mr. Nowak has been responsible for the day-to-day operations of our company and for our company's execution of its business plan, including development and cultivation of client and strategic alliance relationships. From 1982 to 1992, Mr. Nowak was employed by Comex et Cie, a Marseilles, France based oil and gas conglomerate, where he was engaged as an offshore diving supervisor in the company's underwater marine operations in Australia, Southeast Asia and Mexico. Pursuant to Mr. Nowak's employment agreement, Mr. Nowak intends to continue to devote his full time to the business of our company. See "Executive Compensation - Employment Agreements." Mr. Nowak is the husband of Elaine Nowak, another officer and director of our company.

Elaine Nowak: Elaine Nowak has served as our Executive Vice President and Secretary and as a director since our inception in 1989. Ms. Nowak has been responsible for assisting Mr. Nowak in overseeing the day-to-day operations of our company. Ms. Nowak is also responsible for administrative operations, including invoicing, accounts payable and receivable and office management. From 1980 to 1988, Ms. Nowak held various positions with local and national banks. Ms. Nowak has and intends to continue to devote her full time to the business of the company. Ms. Nowak is the wife of Darryl Nowak, another officer and director of our company.

Neither Mr. Nowak nor Ms. Nowak has been an officer or director of a publically-held reporting company previously.


                             EXECUTIVE COMPENSATION

Compensation of Directors and Executive Officers

     Our directors are entitled to receive reasonable out-of-pocket expenses incurred in attending meetings of the board of directors but are not compensated for their service as directors. We intend to pay non-cash consideration in the form of options to directors. In the future, we may determine to pay directors cash as well as non-cash consideration. The board held four (4) meetings during the last fiscal year and each director attended all of these meetings.

Committees

     Given the limited size of the board of directors to date, we have not established subcommittees. The board of directors performs the role of the audit, compensation and nominating committees and is entrusted with the overall management decisions of the company.

Employment Agreements

     We recently entered into an employment agreement with Darryl A. Nowak. Mr. Nowak has agreed to serve as our Chief Executive Officer, Chief Accounting and Principal Financial Officer and President. The employment agreement provides for Mr. Nowak to receive an annual salary of $85,000, subject to a ten percent (10%) annual increase and bonuses at the discretion of the board of directors. Mr. Nowak's agreement expires on April 30, 2005 (subject to earlier termination for cause). To date, Mr. Nowak has not drawn any salary. See Note M to the Financial Statements. As an executive officer of our company, Mr. Nowak is entitled to receive stock options under our stock option plan. In addition, under the terms of his employment agreement, Mr. Nowak is entitled to participate in all medical, pension and other benefit plans that we may establish from time to time for our senior executives. Mr. Nowak's employment agreement is terminable by us for cause (i.e., conviction of a felony, willful misconduct, dishonesty or material breach of the agreement) at any time or in the event that Mr. Nowak becomes disabled and is unable to perform his duties under his employment agreement for more than 90 consecutive days or for more than 120 days during any twelve (12) month period.

     Elaine Nowak is employed by the company on an "at-will" basis. Ms. Nowak's current salary is $45,000 per year.

Stock Option Plans and Agreements

     We recently adopted the AutoExotica Incentive Stock Option Plan pursuant to which we may grant options to purchase up to 1,000,000 shares of our common stock. The stock option plan provides for the grant of options which qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, to officers and employees of our company and non-qualified options to officers, directors, employees and consultants of our company. An aggregate of 1,000,000 shares of our common stock is reserved for issuance under the stock option plan (subject to adjustment in the event of our declaration of stock dividends, stock splits, reclassifications and the occurrence of other similar events). No options have been granted to date.

     The stock option plan is to be administered by our board of directors or a committee established by the board of directors. The board of directors (or the committee) determines the persons to whom options are granted, the number of shares of our common stock subject to an option, the period during which options may be exercised and the exercise price thereof.

     The exercise price of each option is to be determined by our board of directors (or the committee), provided that the exercise price for any incentive option may not be less than the "fair market value" of our common stock at the time of grant, and provided that if an incentive option is granted to an optionee who owns more than ten percent (10%) of the voting power of the capital stock of our company, the minimum exercise price of such option may not be less than one hundred ten percent (110%) of the "fair market value" of our common stock on the date of grant, determined in accordance with the stock option plan.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of September 30, 2002 with respect to the beneficial ownership of the outstanding shares of our common stock, $.001 par value, plus, where relevant for particular beneficial owners, shares which such beneficial owner has the right to acquire, by (i) any holder known to us owning more than five percent (5%) of the outstanding shares; (ii) our officers and directors; and (iii) the directors and officers of our company as a group.

                                                                  Percentage of           Percentage Of
                                         Number of Shares        Ownership before        Ownership after
     Name of Beneficial Owner             of Common Stock            Offering              Offering/(1)/
------------------------------------    --------------------    -------------------    ---------------------
Darryl Nowak/(2)/                             4,877,774                87.1%                   81.2%
c/o AutoExotica International, Ltd
927 Broadway, Suite 2
Bayonne, N.J. 07002

Abingdon Associates/(3)/                        600,000                10.7%                     10%
P.O. Box 89 RR1, Route 216
Poughquag, N.Y. 12570

All officers and directors                    4,877,774                87.1%                   81.2%
  as a group (2 persons)

----------
(1) Assumes issuance of shares of common stock included in the units but no exercise of warrants included in the units.

(2) Mr. Nowak is the founder, Chief Executive Officer, Chief Accounting and Principal Financial Officer and President of AutoExotica.

(3) Abingdon Associates, the selling shareholder, owns 600,000 shares of common stock of AutoExotica. Concurrent with the offering by AutoExotica, Abingdon Associates is offering for sale 200,000 of the 600,000 shares of common stock it owns. Abingdon Associates provides on-going consulting services to AutoExotica pursuant to a consulting agreement. See "Certain Relationships and Related Party Transactions - Consulting Agreement."

                                    BUSINESS

Summary

     AutoExotica is in the business of renting luxury, exotic and high-performance automobiles and motorcycles to individuals and businesses throughout the United States. Originally incorporated in the State of New Jersey on June 16, 1989, AutoExotica was reincorporated in the State of Nevada on June 13, 1995. In January 2001, we effected a 4.87774-for-one stock split pursuant to which all of our 1,000,000 shares of then-issued and outstanding common stock were converted into 4,877,740 shares of common stock. See Note G to the Financial Statements included elsewhere in this prospectus.

     We commenced our operations in July 1998, concentrating our efforts in the New York and Washington, D.C. metropolitan areas. Focused initially on providing rental services in the Northeastern region of the United States, we have expanded our service to include parts of the Southeastern and Western regions of the United States. See "Strategic Alliances" below.

     Our business was created to respond to what we believe is a strong and continually increasing public interest in experiencing the pleasure of driving high performance luxury vehicles. We offer top of the line automobiles from manufacturers such as Mercedes Benz, Porsche, Ferrari and BMW. We believe that the increasing demand to drive luxury vehicles is evidenced by the recent launch by the Hertz Corporation, a large national competitor, of its Prestige Collection. See "Risk Factors - Competition" and "Competition" below.

     Our principal executive offices are located at 927 Broadway, Suite 2, Bayonne, New Jersey 07002. Our telephone number is (201) 437-6238, our website address is www.autoexoticarentals.com and our email address is exotorent@aol.com.

Operations

     We rent our vehicles to individuals and businesses. Customers of the company include brokerage firms, advertising agencies, hotels, vacation resorts, airlines and travel agencies. We make our vehicles available to our customers on a short-term and long-term basis. A short-term rental period is typically one or two days, while long-term rentals may run for a period of up to four (4) weeks. Subject to certain arrangements that we have made with our strategic alliance partners (see "Strategic Alliances" below), our rental rates range from $295 per day (for a Porsche Boxter) to $1,200 per day (for a Ferrari F355).

     Our operations are principally conducted out of our executive offices in Bayonne, New Jersey. Our operations in the Northeast are supported by the fleet of automobiles that we maintain in our facilities in New Jersey. It is our practice to deliver our automobiles directly to the customer following a phone reservation made by the customer or our referral source. At the time of reservation, prices and terms are agreed to and payments are made by cash or credit card. Upon delivery of the reserved vehicles to our customers, our customers execute rental agreements. We also maintain vehicles in Florida, Colorado, Nevada and Arizona in connection with our agreements with our strategic alliance partners. See "Strategic Alliances" below.

     We lease the vehicles that we rent to the public from vehicle manufacturers and commercial leasing companies. Our leases are typically financed by banks, manufacturer-related financing companies and commercial leasing companies. The leases range in term from three (3) to four (4) years and in monthly payments from $493 to $1,573. We maintain liability insurance on all of the vehicles we lease and we are responsible under the leases for all maintenance and repair.

     Our vehicle leases require the consent of the leasing companies for use of the vehicles in our business; we have obtained the verbal consent of these leasing companies and are in the process of negotiating written consents. Based on our discussions to date, we believe that we will receive written consent from the leasing companies upon completion of our offering. In the event that we do not obtain the written consent, where required, we could be deemed to be in violation of our lease agreements and the leasing companies could terminate our agreements. This would have a material adverse effect on our business and operations. See "Risk Factors."

Business Strategy

     A significant portion of our business is derived from referrals from prestigious hotels and resorts. We work with the concierge services at several national hotels (such as the Four Seasons) who refer their clientele to us. Although we currently have no formal written agreements with these concierge services, our relationships with these establishments have consistently provided referral opportunities for us. As a result, we are in the process of negotiating more formal agreements with several hotels. To the extent that such hotels are national, it is our intention to implement a referral program with such hotels that would generate referral business at such hotels' various locations nationally.

     We have recently expanded our business relationships to include strategic alliances with Private Retreats, a private membership club, and A&K Registry, a luxury properties registry. See "Strategic Alliances" below.

     It is our business strategy to expand our operations by:

          .    increasing our fleet of vehicles

          .    increasing the number of locations in which we operate

          . expanding our existing relationships with strategic alliance partners

          . entering into new agreements with additional luxury products and service providers

     We intend to use a portion of the proceeds of this offering to finance the acquisition of additional vehicles, thereby increasing the number of vehicles that we maintain in our fleet. This will enable us to rent more vehicles from our existing locations, to provide additional vehicles to our strategic alliance partners and to provide new locations with rental vehicles. It is also part of our business plan to expand our operations by increasing our marketing, promotional and advertising activities and by continuing to enter into agreements with luxury product service providers. It is our belief that increased marketing and promotion will implement our current referral business.

Marketing

     Implementation of a strategic marketing and advertising program is an important part of our business and growth strategy. We have not previously had the financial resources to implement such a program and have focused our efforts on growing our business by encouraging repeat business and referrals. A portion of the proceeds of our offering are intended to finance our marketing initiatives. Following completion of this offering, we intend to implement a strategic plan that includes:

          . placement of print ads in national publications such as the Wall Street Journal and Town & Country Magazine, local publications such as Palm Beach Illustrated and industry-specific magazines, such as airline (in flight) magazines and vacation magazines

          . preparation and distribution of brochures and flyers to luxury hotels, spas, resorts and travel agencies in key metropolitan and resort destination cities such as Palm Beach, Florida, Aspen, Colorado and Scottsdale, Arizona

          . creation of a website with on-line reservation and confirmation capabilities, which may be used by resort clients, business clients and airline clients and will have instantaneous "real-time" information and assistance on our latest vehicle offerings, pricing packages, promotions, vehicle availability and alternative vehicle options

          . implementation of print and on-line promotional programs that will provide commercials about and links to our resort and other strategic alliance partners

Strategic Alliances

     In August 2001, we entered into a series of agreements with Private Retreats, LLC, a private membership club, providing for our membership in the club and cooperative marketing efforts between our company and the club. Under the terms of our membership agreement with the club, Private Retreats, LLC issued a bond in the amount of $150,000 (evidencing a refundable membership deposit) plus $2,825 of prepaid membership dues in exchange for our issuance to the club of 122,260 shares of our common stock.

     In the event that we determine in the future to terminate our membership, the bond is refundable in cash pursuant to the terms of the bond and our membership agreement with Private Retreats, LLC. Under the terms of our cooperative agreement with Private Retreats, LLC, we have agreed to rent (for a period of up to thirty (30) days in the aggregate) at least three (3) automobiles to the club on a monthly basis for use at its resorts in Vail, Colorado, Las Vegas, Nevada and Scottsdale, Arizona. In exchange for our provision of luxury automobiles in Vail, Las Vegas and Scottsdale, Arizona, Private Retreats, LLC has agreed to pay a retainer of $1,500 per month for thirty (30) days of vehicle usage (subject to a fifty dollar ($50) per day increase in the event that additional rental days are requested). We have also agreed to rent a luxury automobile to the president of the club at a lease price equal to our direct costs. The cooperative agreement with Private Retreats, LLC is terminable upon thirty (30) days' prior written notice.

     In October 2001, we entered into an agreement with Global Registry, LLC to cross-market our luxury automobile rental services to the members of an elite registry known as the A&K Registry. The A&K Registry was established by Global Registry in alliance with Abercrombie & Kent, a luxury adventure travel and tour operator. Members of the A&K Registry are owners at private residence clubs and other elite properties around the world. The A&K Registry offers its members a portfolio of luxury properties, travel packages, transportation (jets, yachts and automobiles through AutoExotica) packages and sports and entertainment event venues. Under the agreement, we have agreed to make our automobiles available to members of the A&K Registry at a discounted rate from our customary retail prices and to pay the registry a marketing fee based on a percentage of the gross rental sales revenue we receive on automobiles rented by members of the registry. The term of our agreement with the A&K Registry is three (3) years, subject to earlier termination.

Competition

     The automobile rental industry and some of the markets in which we operate are highly competitive. See "Risk Factors." Our competition consists of companies that provide service on national, regional and local levels. These companies range in size from small and local "boutique" operations (which have few employees, small fleets of automobiles and limited financial resources) to large publicly-held companies (which have many employees, numerous locations, large fleets of automobiles and significant capital resources). We believe that we do not compete directly with the larger national or local automobile rental companies, such as Hertz Corporation, Avis, National, Budget or Thrifty, because these companies typically offer standard makes and models of automobiles (such as Ford Taurus and Chevrolet Lumina). Most of these larger companies do not focus their efforts on providing luxury automobiles for rent. However, Hertz recently launched what it calls its Prestige Collection, which we believe is indicative of the growing market for luxury rentals.

     Our most significant competition is from local "boutique" providers whose operations are focused on vacation destinations. We believe that our competition is not significant in the Northeast because no other companies provide luxury automobile rental services in this area; however, in the Southeastern and Western regions of the United States (where we have recently expanded our operations), we face greater competition because there are more "boutique" providers of luxury rental automobiles focused on the vacation destination cities and resorts in these areas. We compete primarily on the basis of our customer service and price and believe that we are able to be competitive by offering high quality luxury automobiles at comparable or lower prices than our competitors.

Employees

     As of September 30, 2002, we had two (2) full-time employees. It is our intention to hire up to four (4) additional employees over the next twelve (12) months. None of our employees are represented by a labor union and we have not experienced any work stoppages. We consider our employee relations to be good.

Regulation

     Our operations are subject to some governmental regulations, including those relating to price regulation, advertising, labor matters, charge card and credit matters and environmental protection. Our operations could be adversely effected by any limitation in the fuel supply or by the imposition of mandatory allocation or rationing regulations. Although we have not experienced any such constraints or disruptions to date, in the event of severe disruption of fuel supplies, the operations of companies in the business of renting vehicles could be adversely effected.

     The environmental, legal and regulatory requirements applicable to our business relate to the operation and maintenance of automobiles generally. The use of automobiles (and other vehicles) is subject to various governmental requirements designed to limit damage to the environment, including vehicle emissions and noise. Generally, the requirements of these kinds of regulations are met by vehicle manufacturers, however, we may be required from time to time to take measures to comply with such regulations (such as vehicle emissions testing and minor vehicle repair).

Facilities

     We currently rent office and garage/warehouse space in Bayonne, New Jersey on a month-to-month basis. We believe that our current facilities are adequate to support our operations and will provide adequate space during the period of our currently anticipated growth; however, as we continue to grow our business, additional space may be required. In the event that we require alternate or additional space, based on the current commercial market, we believe that there would be adequate space available for us to rent on competitive terms.

Legal proceedings

     There are no material legal proceedings pending to which AutoExotica is a party and we are unaware of any contemplated material legal actions against us.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

Overview and Background

     Our company is a relative newcomer to an intensely competitive business. Our operations commenced in 1998 in a limited geographical area. As of the date of this prospectus, we have a total of only twelve (12) vehicles available for rent by our customers. Our business plan envisions the expansion of our business by increasing our fleet of rental vehicles and by attracting additional customers by means of effecting strategic alliances with companies having access to a substantial customer base. In order for our business plan to be successful, we must be able to finance the acquisition of additional vehicles, attract additional customers, compete with other luxury vehicle rental providers (including the larger and well-established entities to the extent that they enter into and focus on this niche market), and expand into diverse geographical areas. This requires the infusion of capital, the ability to attract and retain competent managerial personnel and the success of a directed campaign to attract additional strategic alliance partners.

     Our sole business and source of revenue is derived from the rental of high performance automobiles and motorcycles. Our revenue is derived primarily from rental fees. Our expenses consist of direct operating expenses; depreciation expenses relating to our revenue-earning vehicles; general and administrative expenses; and interest expenses relating to our need for borrowed funds. Our ability to earn profits is directly related to the volume and pricing of rental transactions and the turnover ratio of our vehicle fleet. Any significant change in the cost of operation of our vehicle fleet will impact directly upon our ability to generate a profit. Our ability to adjust our pricing to reflect such cost changes is crucial to our profitability. Our business requires significant expenditures for our vehicle fleet and we require liquidity to augment our fleet.

     Our basic business strategy revolves around the belief that there exists a "niche" market for the business of renting luxury, exotic and high performance vehicles and motorcycles to individuals and businesses. We believe that there is a strong and increasing interest in driving high-performance luxury vehicles. We feel that will be able to compete successfully in this "niche" market if we are adequately financed. It is our belief that the successful completion of the offering described in this prospectus will permit us to realize the next stage of our anticipated growth. In order to be successful, we believe we must concentrate our efforts on the development and cultivation of our strategic alliances. Rather than expending any significant percentage of the anticipated proceeds of our offering on general advertising, we believe that increasing the number of our strategic alliances will produce the additional customer base we require to be successful. We intend to increase our strategic alliances (and, therefore, our customer base) by increasing our fleet of vehicles, adding to our geographical locations, and offering personalized services to the customers represented by our strategic alliance partners.

     The success of our business is dependent upon our belief that there exists a substantial "niche" market for high-performance vehicles. Unlike our competitors, we are not constrained to offer high-performance vehicles produced by any single automobile manufacturer. We believe that our ability to offer the reservation of a specific luxury vehicle combined with personalized services will attract a significant customer response. Our personalized services will include specific model reservation capability, free pick-up and return availability, and customer accommodation services. We intend to target, in association with our strategic partners, major tourist and business markets. Although business travel has remained at diminished levels, reflecting a decrease in corporate spending, we have not experienced any substantial decline in revenue in 2002 compared with comparable periods in 2001 due to the effect of the terrorist activities and reduced corporate travel spending.

Results of Operations for the Years Ended June 30, 2002 and June 30, 2001

     Revenues for the year ended June 30, 2002 were $146,818 compared to $83,022 for the year ended June 30, 2001, an increase of $63,796 or 76%. The primary reason for the increase in revenues was that we increased the number of vehicles that we maintain in our fleet thereby increasing the number of lease transactions that we completed. Increased capacity has enabled us to respond to an increasing number of requests for our vehicles.

     Our operating expenses typically consist of vehicle expense, depreciation and amortization of computer equipment, warehousing expenses, insurance premiums, salaries and payroll, and general and administrative expenses. However, for the fiscal year ended June 30, 2002, we were required to amortize and record $250,000 in consulting fees payable to a consultant over three years pursuant to the terms of a consulting agreement that will expire by its terms in 2004. Accordingly, total operating expenses increased significantly to $548,162 for the year ended June 30, 2002 from $228,564 for the year ended June 30, 2001. The overall increase in total operating expenses was primarily attributable to the expense related to deferred consulting fees we were required to amortize and record for accounting purposes during this fiscal period. Other components which contributed to the increase in operating expenses were: vehicle expense (additional lease commitments on new vehicles for our rental fleet), insurance (an increase in premiums for coverage of newly leased vehicles) and general and administrative expenses (resulting from increases in professional fees relating to this offering).

     Vehicle expense increased by 102% from $50,248 for the year ended June 30, 2001 to $101,766 for the year ended June 30, 2002. The increase in vehicle expense was directly related to an increase in the number of vehicles we lease for use in our rental fleet. During the year ended June 30, 2001, we leased nine
(9) new vehicles, increasing our fleet to twelve (12) vehicles available for rent.

     Depreciation and amortization of computer and transportation equipment increased from $5,907 for the year ended June 30, 2001 to $13,025 for the year ended June 30, 2002.

     Warehousing expense decreased from 2001 to 2002. Our expenses for warehousing of the vehicles that we rent decreased from $6,408 for the year ended June 30, 2001 to $4,159 for the year ended June 30, 2002. This decrease was primarily the result of our having fewer vehicles in our warehouse facility and more vehicles at the facilities of our strategic alliance partners.

     Insurance expense increased 81% from $8,037 for the year ended June 30, 2001 to $14,567 for the year ended June 30, 2002. The increase in insurance expense was primarily due to an increase in the amount of insurance that we carry on our vehicles based on the increase in the number of vehicles we maintain in our rental fleet and customary (periodic) increases in premiums on our existing insurance policies.

     Salaries and payroll taxes increased modestly from 2001 to 2002. However, general and administrative expenses increased significantly during the same period. General and administrative expenses increased 115% from $42,748 for the year ended June 30, 2001 to $91,771 for the year ended June 30, 2002. This increase was primarily the result of an increase in professional fees relating to this offering.

     Interest expense was $10,092 for the year ended June 30, 2002 compared to $4,554 for the year ended June 30, 2001. The 122% increase in interest expense from 2001 to 2002 was primarily due to increased use of credit card financing (and the related interest expense) and interest on borrowings under our line of credit with American Express. See "Liquidity and Capital Resources" below.

     Net loss increased 169% to $403,790 for the year ended June 30, 2002 from $150,096 for the year ended June 30, 2001. The increase in losses was largely the result of amortization of deferred consulting fees and increases in operating expenses we experienced as our business grew. See "Certain Relationships and Related Party Transactions - Consulting Agreement" and Note H to the Financial Statements included elsewhere herein. Also contributing to the losses was the increase in professional fees that we incurred in preparation for this offering. These expenses were offset in part by an increase in our rental revenue resulting from the increased number of vehicles we had available for rent.

Liquidity and Capital Resources

     Our operations have been funded to date by cash generated by our operating activities, amounts available under our credit facilities, including our line of credit with American Express (see below) and cash advances from Darryl A. Nowak, our founder and the principal shareholder of our company. Recently, all amounts owed by us to Mr. Nowak were cancelled and are reflected in our financial statements as contributions to paid-in capital. See "Certain Relationships and Related Party Transactions" and Note G to the Financial Statements.

     Our auditors have expressed substantial doubt as to our ability to continue as a going concern due to our history of limited working capital and net losses, and our current obligations (including the obligations under our current vehicle and equipment leases). The auditors have referenced this in their report relating to our audited financial statements included elsewhere herein. See "Risk Factors." Although we have faced significant cash constraints since inception of our operations, we believe that the proceeds of our offering, together with the revenue which we anticipate will be generated (based on application of the proceeds of this offering), will be sufficient to sustain and expand our operations for the next twelve months. In the event that we do not complete our offering, we may not be able to expand our operations but believe that we would be able to continue to operate, as we have in the past, on the modest but more cash constrained basis. See "Risk Factors."

     We use our cash primarily to finance the leases on the vehicles that we maintain in our rental fleet. A portion of our cash is also used to insure the vehicles and to support the transport costs associated with the delivery of vehicles to clients. Typically, we lease our vehicles from vehicle manufacturers through leasing programs offered by them. Sometimes we lease the vehicles through leasing programs offered by independent banks. It is our intention to use the proceeds of our offering to increase the number of vehicles that we have in our fleet (thereby increasing the number of vehicles available for rent and the revenue that we are able to generate from our fleet). Although we believe we have received favorable leasing terms, we believe that as we increase the volume of vehicles we lease from existing providers, the lease terms will become more favorable.

     We have a $10,000 line of credit with American Express. The line of credit bears interest at a variable rate. The applicable interest rate on the line of credit was 10.99% at June 30, 2001 and at June 30, 2002. We had outstanding between 80% and 90% of the amounts available under the line of credit for the periods ended June 30, 2001 and 2002. As of June 30, 2002, there was outstanding $7,500 under the line of credit. While we believe that the terms of the line of credit with American Express are relatively favorable based on the size of our business, we believe that we will be able to secure more favorable terms, including higher lending limits and lower interest rates, as our business grows. We may use the proceeds of our offering to repay a portion of the amounts outstanding under the line of credit. It is our belief that, with the availability of the proceeds of our offering (and the revenue which we anticipate will be generated by rentals of the additional vehicles we intend to lease with a portion of the proceeds of this offering), we will not need to rely on the line of credit to the same extent that we have relied on it historically.

Business Trends; Seasonality

     The automobile rental business as a whole tends to be seasonal. Typically, demand for rental vehicles in the business and leisure segments of the industry declines in the winter and increases in the spring and summer. Operations also tend to vary geographically and based on weather considerations. This is largely consistent with the seasonality in business that the travel industry experiences. In an effort to offset these trends, we have chosen to focus our operations on: (a) key metropolitan cities such as New York City and Washington, D.C. (where business usage remains more consistent and tourism tends to increase during periods where business usage may otherwise decline) and (b) vacation and resort destinations such as Palm Beach, Florida, Vail, Colorado and Scottsdale, Arizona (where there is less business usage, but travel and leisure usage tends to increase in one city as it declines in another based on geographic and weather-related considerations). We are able to accommodate shifts in demand by relocating and increasing/decreasing our fleet in the various locations throughout the year, thereby maximizing vehicle usage and availability. We intend to continue to focus our attention on these areas as we implement our plans for expansion.

                            DESCRIPTION OF SECURITIES

General

     We are authorized to issue up to twenty five million (25,000,000) shares of common stock, $.001 par value per share, of which five million six hundred thousand (5,600,000) shares are issued and outstanding. Our articles of incorporation authorize five million (5,000,000) shares of preferred stock $.001 par value per share, none of which is outstanding.

Common Stock

     Subject to the rights of holders of preferred stock, if any, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our board of directors out of funds legally available therefor. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, including preferred stock, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges nor any sinking fund provisions with respect to the common stock and the common stock is not subject to call. The holders of common stock do not have any pre-emptive or other subscription rights.

     Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

     There are three (3) holders of record of our common stock. See "Certain Relationships and Related Party Transactions." All of the issued and outstanding shares of common stock are fully paid, validly issued and non-assessable.

Preferred Stock

     None of the five million (5,000,000) shares of authorized preferred stock are currently outstanding. Our board of directors has the authority, without further action by the holders of the outstanding common stock, to issue shares of preferred stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series.

Warrants

     Each warrant will entitle the holder to purchase one share of our common stock at an exercise price of $3.00 per share at any time for a period of three
(3) years commencing on the date of the closing of our offering. Unless we extend the terms of the warrants, in our sole discretion, the warrants will expire at 5:00 p.m., New York time, three (3) years from the date of the closing. The warrants will be issued in registered form under a warrant agreement with Continental Stock Transfer & Trust Company, as warrant agent. Please refer to the warrant agreement (which has been filed as an exhibit to the registration statement of which this prospectus is a part) for a complete description of the terms and conditions of the warrants. The exercise price and number of shares of our common stock or other securities issuable on exercise of the warrants are subject to adjustment to protect against dilution if we issue a stock dividend, or we undertake a stock split, recapitalization, reorganization, merger, consolidation or other similar event. The warrants do not give the holder any dividend, voting, preemptive or any other rights our stockholders may have. We cannot assure that the market price of our common stock will equal or exceed the exercise price of the warrants at any time during the period in which they are exercisable. The warrants and the shares of common stock issuable upon exercise of the warrants have been included in the registration statement of which this prospectus is a part. Although we have undertaken and intend to have all of these securities covered by an effective registration statement in the states where our securities are being offered and we will endeavor to maintain a current prospectus relating to these securities until the expiration or redemption of the warrants (subject to the terms of the warrant agreement), we cannot assure that we will be able to do so. The warrants cannot be exercised unless, at the time of exercise, the prospectus covering the warrants and the shares of common stock issuable upon exercise of the warrants is current and the registration statement covering the securities is effective (or there is available an exemption from the federal and applicable state registration requirements).

Options

     As of June 30, 2002, we do not have any options issued and outstanding.

Limitation on Liability of Directors

     Our articles of incorporation and bylaws provide that we will indemnify our directors to the extent permitted by Nevada Revised Statutes, including circumstances in which indemnification is otherwise discretionary under the Nevada Revised Statutes. Our articles of incorporation also provide that to the extent that Nevada Revised Statutes is amended to permit further indemnification, we will so indemnify our directors.

Dividend Policy

     We have not paid any dividends on our common stock since our inception and do not intend to pay dividends on our common stock in the foreseeable future. We anticipate that any earnings which we may realize in the foreseeable future will be retained to finance the growth of our company.

Restricted Shares Eligible for Future Resale

     All of our outstanding shares of common stock are "restricted securities" and, in the future, may be sold upon compliance with Rule 144. Adopted under the Securities Act of 1933, as amended, Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of (a) one percent of our issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. However, the amount of "restricted securities" which a person who is not an affiliate of our company may sell is not limited if the shares have been held by the non-affiliate for two years, provided there is adequate current public information available concerning our company. Upon the completion of our offering, and assuming exercise of the warrants offered by us, AutoExotica will have 6,400,000 shares issued and outstanding, of which 5,400,000 shares will be "restricted securities," 1,000,000 shares are included in the registration statement of which this prospectus is part, 200,000 shares of which are being offered by the selling shareholder and 800,000 shares of which are being offered by our company (assuming exercise of the warrants).

     The resale of the securities held by the selling shareholder is subject to prospectus delivery and other requirements of the Securities Act of 1933, as amended. Sales of such securities or the potential of such sales at any time may have an adverse effect on the market prices of the securities offered hereby.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock and warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Securities and Exchange Commission Position on Indemnification for Securities Act Liabilities

     Our articles of incorporation and bylaws provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of AutoExotica, absent a finding of negligence or misconduct in the performance of their duties.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is unenforceable.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Subsequent to the re-incorporation of our company on June 13, 1995, we issued an aggregate of 5,600,000 shares of our common stock as follows:

     a) 1,000,000 (pre-split) shares were issued to Darryl A. Nowak in consideration of Mr. Nowak's capital contribution of $1,000;

     b) 3,877,740 additional shares were issued to Darryl A. Nowak in connection with a 4.87774:1 stock split effected by us in January 2001 (see "Recapitalization");

     c) 600,000 shares were issued to Abingdon Associates in April 2001 in exchange for consulting services being rendered to us under the terms of a consulting agreement with Abingdon Associates (see "Consulting Agreement" below and Note H to the Financial Statements included elsewhere herein); and

     d) 122,260 shares were issued to Private Retreats, LLC in September 2001 in exchange for our receipt of a bond in the principal amount of $150,000 and $2,825 in pre-paid membership fees in connection with our corporate membership in the retreat (see "Business - Strategic Alliances").

Consulting Agreement

     In April 2001, we entered into an agreement with Abingdon Associates to provide us with strategic business advice in the areas of corporate finance, business development and growth strategies. The term of our agreement with Abingdon Associates is three years, subject to earlier termination by either party upon delivery of one month's prior written notice. We issued 600,000 shares of our common stock to Abingdon Associates in exchange for its services under the agreement. A portion (200,000) of the shares of common stock we issued to Abingdon Associates has been included in the registration statement of which this prospectus is a part and Abingdon Associates is the selling shareholder referred to throughout this prospectus. The principals of Abingdon Associates are Lucille Corrier and Lawrence Corrier. Other than as specifically set forth in this prospectus, Abingdon Associates has no position, office or other material relationship with our company. See Note H to the Financial Statements included elsewhere in this prospectus.

Debts owed to Principal Shareholder; Cancellation of Indebtedness

     From time to time, Darryl A. Nowak, our founder, chief executive officer and the principal shareholder of our company, has advanced funds to our company for working capital. In December 2001, Mr. Nowak agreed to cancel this indebtedness which has been reflected in our financial statements as a contribution to additional paid-in capital. See Note G to the Financial Statements included elsewhere in this prospectus.

                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for our company by Vorys, Sater, Seymour & Pease, LLP, 1828 L Street, N.W., 11th Floor, Washington, D.C. 20036.

                                     EXPERTS

     The financial statements of AutoExotica included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Asher & Company, Ltd.

                              AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C., a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to such contract or any other document filed as an exhibit to the registration statement. After the offering, we will be subject to the informational requirements of the Exchange Act of 1934, as amended and in accordance therewith, will be required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. The registration statement, including exhibits and schedules thereto, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 after payment of fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission also maintains a website which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address http://www.sec.gov. We intend to furnish holders of our common stock with annual reports containing financial statements audited by independent accountants beginning with the year ending June 30, 2002.

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell our securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                         AUTOEXOTICA INTERNATIONAL, LTD.

                             JUNE 30, 2002 AND 2001

                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----
Independent Auditors' Report .....................................        F-2

Financial Statements

     Balance Sheets ..............................................        F-3

     Statements of Operations and Accumulated Deficit ............        F-4

     Statements of Changes in Shareholder's Equity ...............        F-5

     Statements of Cash Flows ....................................        F-6

     Notes to Financial Statements ...............................    F-7 - F-13

                          Independent Auditors' Report

The Shareholder and Board of Directors
Autoexotica International, Ltd.
Bayonne, New Jersey

     We have audited the accompanying balance sheets of Autoexotica International, Ltd. as of June 30, 2002 and 2001 and the related statements of operations and accumulated deficit, changes in Shareholder's equity and cash flows for the years then ended. These financial statements are the responsibility of Autoexotica International, Ltd.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Autoexotica International, Ltd. as of June 30, 2002 and 2001 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

     The accompanying financial statements have been prepared assuming Autoexotica International, Ltd. will continue as a going concern. As shown in the financial statements, Autoexotica International, Ltd. had a net loss of $403,790 for the year ended June 30, 2002, and as of that date, had a working capital deficit of $76,514 and a negative net worth of $25,941. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters are discussed in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                              ASHER & COMPANY, Ltd.

Philadelphia, Pennsylvania
September 26, 2002

                         AUTOEXOTICA INTERNATIONAL, LTD.
                                 BALANCE SHEETS

                                     ASSETS

                                                                                               June 30,
                                                                                               --------
                                                                                        2002            2001
                                                                                        ----            ----
CURRENT ASSETS
     Cash                                                                           $     6,389     $     1,480
     Accounts receivable                                                                      -           4,000
                                                                                    -----------     -----------
            Total current assets                                                          6,389           5,480

Property and equipment, net of accumulated depreciation                                   6,224          11,543
Purchased vehicles leased to customers, net of accumulated depreciation                  22,631          30,336

OTHER ASSETS
     Deferred lease costs, net of accumulated amortization of $34,863
       and $15,931 as of June 30, 2002 and 2001, respectively                            36,228          33,445
     Security deposits                                                                    8,500          18,500
                                                                                    -----------     -----------
            Total other assets                                                           44,728          51,945
                                                                                    -----------     -----------
            Total Assets                                                            $    79,972     $    99,304
                                                                                    ===========     ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
      Line of credit                                                                $     7,496     $     9,238
      Notes payable, current portion                                                      2,556           2,186
      Amounts due on credit cards                                                        18,565           5,171
      Accounts payable                                                                   37,800          13,586
      Accrued expenses                                                                   10,402           2,093
      Capital lease obligation, current portion                                           1,084             704
      Deferred revenue                                                                    5,000               -
                                                                                    -----------     -----------
            Total current liabilities                                                    82,903          32,978

LONG-TERM LIABILITIES
     Notes payable                                                                       20,285          22,501
     Note payable, principal Shareholder                                                      -          39,450
     Capital lease obligation                                                             2,725           4,376
                                                                                    -----------     -----------
            Total long-term liabilities                                                  23,010          66,327
                                                                                    -----------     -----------
            Total liabilities                                                           105,913          99,305
                                                                                    -----------     -----------

SHAREHOLDERS' EQUITY
      Preferred stock, $.001 par value; 5,000,000 shares
        authorized, none issued and outstanding                                               -               -
      Common stock, $.001 par value; 20,000,000 shares
        authorized, 5,600,000 and 5,477,740 issued and
        outstanding as of June 30, 2002 and 2001, respectively                            5,600           5,478
      Additional paid-in capital                                                      1,217,422         939,694
      Accumulated deficit                                                              (651,046)       (247,256)
      Less:  Deferred consulting service fees                                          (447,917)       (697,917)
      Less:  Refundable membership deposit                                             (150,000)              -
                                                                                    -----------     -----------
            Total Shareholders' equity                                                  (25,941)             (1)
                                                                                    -----------     -----------
            Total Liabilities and Shareholders' Equity                              $    79,972     $    99,304
                                                                                    ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                         AUTOEXOTICA INTERNATIONAL, LTD.
                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                                                     Years Ended June 30,
                                                                        ----------------------------------------
                                                                                 2002                   2001
                                                                        ----------------------------------------
Revenue
    Rental                                                                $   146,818                $    83,022
    Other                                                                       7,646                          -
                                                                          -----------                -----------
      Total revenue                                                           154,464                     83,022

Expenses
Vehicle                                                                       101,766                     50,248
Depreciation                                                                   13,025                      5,907
Amortization of deferred consulting fee                                       250,000                     52,083
Warehousing                                                                     4,159                      6,408
Insurance                                                                      14,567                      8,037
Salaries and payroll taxes                                                     72,874                     63,133
General and administrative                                                     91,771                     42,748
                                                                          -----------                -----------
      Total operating expenses                                                548,162                    228,564
                                                                          -----------                -----------
Loss from operations                                                         (393,698)                  (145,542)
Other expense
Interest expense                                                              (10,092)                    (4,554)
                                                                          -----------                -----------
          NET LOSS                                                           (403,790)                  (150,096)

Accumulated deficit, beginning of year                                       (247,256)                   (97,160)
                                                                          -----------                -----------
Accumulated deficit, end of year                                          $  (651,046)               $  (247,256)
                                                                          ===========                ===========
Loss per share                                                            $     (0.07)               $     (0.03)
                                                                          ===========                ===========
Weighted average number of outstanding shares                               5,569,184                  5,009,247
                                                                          ===========                ===========

   The accompanying notes are an integral part of these financial statements.

AUTOEXOTICA INTERNATIONAL, LTD.
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
YEARS ENDED JUNE 30, 2002 AND 2001

                                   Shares                                             Deferred
                                     of                   Additional                 Consulting   Refundable       Total
                                   Common      Common      Paid-In     Accumulated    Service     Membership   Shareholders'
                                   Stock        Stock      Capital       Deficit        Fees        Deposit        Equity
                                 ----------   ---------   ----------   -----------   ----------   ----------   -------------
Balance, June 30, 2000            1,000,000   $   1,000   $   55,000   $   (97,160)                            $     (41,160)

Contribution of loan amounts
  by principal Shareholder                -           -       84,172             -                                    84,172

Contribution of services by               -           -       55,000             -                                    55,000
  principal Shareholder

Stock split 4.87774 for 1         3,877,740       3,878       (3,878)            -                                         -

Issuance of common stock
  to Abington Associates            600,000         600      749,400             -   $ (750,000)                           -

Amortization of deferred
  consulting services                     -           -            -             -       52,083                       52,083

Net loss                                  -           -            -      (150,096)           -                     (150,096)
                                 ----------   ---------   ----------   -----------   ----------                -------------

Balance, June 30, 2001            5,477,740       5,478      939,694      (247,256)    (697,917)                          (1)

Amortization of deferred
  consulting services                     -           -            -             -      250,000                      250,000

Issuance of shares to
  Private Retreats, LLC             122,260         122      152,703             -            -                      152,825

Contribution of loan amounts
  by principal Shareholder                -           -       59,025             -            -                       59,025

Contribution of services
  by principal Shareholder                -           -       66,000             -            -                       66,000

Refundable Membership Deposit             -           -            -             -            -   $ (150,000)       (150,000)

Net loss                                  -           -            -      (403,790)           -            -        (403,790)
                                 ----------   ---------   ----------   -----------   ----------   ----------   -------------

Balance, June 30, 2002            5,600,000   $   5,600   $1,217,422   $  (651,046)  $  (47,917)  $ (150,000)  $     (25,941)
                                 ==========   =========   ==========   ===========   ==========   ==========   =============

   The accompanying notes are an integral part of these financial statements.

                         AUTOEXOTICA INTERNATIONAL, LTD.
                            STATEMENTS OF CASH FLOWS

                                                                    Years Ended June 30,
                                                               -----------------------------
                                                                 2002                 2001
                                                               ---------           ---------
OPERATING ACTIVITIES
      Net loss                                                 $(403,790)          $(150,096)
      Adjustments to reconcile net loss to net cash
 utilized by operating activities:
      Non-cash compensation                                       66,000           $  55,000
      Depreciation and amortization                              284,781              67,521
      Changes in:
          Accounts receivable                                      4,000              (2,350)
          Accounts payable and accrued expenses                   32,523              19,615
          Security deposits                                       10,000                  --
          Deferred revenue                                         5,000                  --
                                                               ---------           ---------
      Net cash utilized by operating activities                   (1,486)            (10,310)

INVESTING ACTIVITIES
     Acquisition of property and equipment                            --             (31,460)
     Deferred lease payments                                     (21,715)            (12,131)
                                                               ---------           ---------
     Net cash utilized by investing activities                   (21,715)            (43,591)

FINANCING ACTIVITIES
    Payments on line of credit, net                               (1,742)               (531)
    Payments on notes payable                                     (1,846)             (7,286)
    Net borrowing on credit cards                                 13,394                  --
    Proceeds from notes payable                                       --              25,019
    Payments on capital lease obligations                         (1,271)             (2,297)
    Proceeds from principal Shareholder's loan                        --              39,450
    Capital contributions from Shareholder                        19,575                  --
                                                               ---------           ---------
    Net cash provided by financing activities                     28,110              54,355
                                                               ---------           ---------
         INCREASE IN CASH                                          4,909                 454

Cash, beginning of year                                            1,480               1,026
                                                               ---------           ---------
Cash, end of year                                              $   6,389           $   1,480
                                                               =========           =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

     Cash paid during the year for interest                    $  10,092           $   4,554
                                                               =========           =========

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:

     Non-cash financing activities consists of a capital lease of $6,349 for the year ended June 30, 2001.

     Additional non-cash financing activities included the contribution by the principal Shareholder of notes payable to equity of $39,450 and $84,172 for the years ended June 30, 2002 and 2001.
     $152,825 of common stock valued at $1.25 per share was issued in exchange for a refundable membership deposit in a private club for $150,000 and membership dues and expenses of $2,825 for the year ended June 30, 2002.

                 The accompanying notes are an integral part of
                          these financial statements.

                         AUTOEXOTICA INTERNATIONAL, LTD.
                          NOTES TO FINANCIAL STATEMENTS
                             JUNE 30, 2002 AND 2001

      NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Organization

          Autoexotica International, Ltd. (the Company) began operations in July, 1998 and is located in Bayonne, New Jersey. The Company leases various short and long-term leases of exotic and luxury automobiles and motorcycles to customers located throughout the United States.

          Use of estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

          Property and equipment

          Property and equipment and purchased vehicles leased to customers are carried at cost. Depreciation is provided by accelerated methods over estimated useful lives which range from 5 to 7 years. Minor repairs and maintenance are charged to operations as incurred.

          Accounts receivable

          Accounts receivable are recorded at their estimated, net realizable value; therefore, no provision for doubtful accounts is reflected on the balance sheet. Management believes all material accounts receivable will be collected.

          Deferred lease costs

          The Company has deferred lease origination costs associated with several automobile leases. The costs are amortized over the lives of the respective leases on a straight-line basis. Amortization expense included in vehicle expense amounted to $18,932 and $9,579 for the years ended June 30, 2002 and 2001, respectively.

          Concentration of credit risk

          The Company's operations are largely concentrated in rentals of luxury automobiles and motorcycles. A serious economic slowdown could negatively impact operations. However, it is the opinion of management that rentals offer an attractive alternative to purchasing during economic slowdowns and their business tends to increase during these periods.

                         AUTOEXOTICA INTERNATIONAL, LTD.
                          NOTES TO FINANCIAL STATEMENTS
                             JUNE 30, 2002 AND 2001

      NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Revenue recognition

          Revenue is recognized ratably over the term of the operating lease starting with the date the lease was entered.

          Advertising costs

          The Company charges advertising costs to operations as they are incurred. Advertising costs charged to operations were $8,398 and $1,070 for the years ended June 30, 2002 and 2001, respectively.

          Loss per share

          The Company utilizes SFAS No. 128, "Earnings Per Share" to compute the loss per share. Loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the year. The weighted average number of common shares outstanding for the years ended June 30, 2002 and 2001 have been adjusted to reflect the recapitalization of the Company on July 1, 2000.

      NOTE B - MANAGEMENT'S PLANS TO IMPROVE OPERATIONS AND FINANCIAL CONDITION

          The Company's financial statements have been presented on the basis that it will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of June 30, 2002, the Company had a net loss for the year then ended of $403,790, and a working capital deficit of $76,514. In addition to operational cash flow requirements, the Company has capital requirements in connection with capital leases, a note payable, and lease commitments. The financial statements do not include any adjustments relating to the recoverability of or classification of assets or the amount and classification of liabilities that might be required should the Company be unable to continue as a going concern.

          The Company intends to address these issues in the following manner:

            a) The Company intends to file a Registration Statement on Form
               SB-2 with the Securities and Exchange Commission (SEC) seeking the registration for sale to the public of an aggregate of 400,000 of its authorized, unissued shares at the price of $2.50 per share (as part of an unit that also includes 400,000 warrants exercisable at $3.00 per share).

                         AUTOEXOTICA INTERNATIONAL, LTD.
                          NOTES TO FINANCIAL STATEMENTS
                             JUNE 30, 2002 AND 2001

      NOTE C - PROPERTY AND EQUIPMENT AND PURCHASED VEHICLES LEASED TO CUSTOMERS

          The cost and accumulated depreciation of property and equipment and purchased vehicles leased to customers is as follows:

                                                                                    2002
                                                                                    ----
                                                                                    2001
                                                                                    ----

              Furniture and fixtures                                              $   9,284          $   9,284
              Transportation equipment                                               16,730             16,730
                                                                                     ------             ------
                                                                                     26,014             26,014
              Accumulated depreciation                                              (19,790)           (14,471)
                                                                                    -------             ------
              Property and equipment net of accumulated depreciation              $   6,224          $  11,543
                                                                                    =======             ======

              Purchased vehicles leased to customers                              $  31,460          $  31,460
              Accumulated depreciation                                               (8,829)            (1,124)
                                                                                    -------             ------
              Purchased vehicles leased to customers, net of
                 accumulated depreciation                                         $  22,631          $  30,336
                                                                                    =======             ======

          Depreciation expense on property and equipment was $5,319 and $4,783 for the years ended June 30, 2002 and 2001, respectively. Depreciation expense on purchased vehicles leased to customers was $7,705 and $1,124 for the years ended June 30, 2002 and 2001, respectively.

      NOTE D - LINE OF CREDIT

          The Company has available a line of credit in the amount of $10,000 with a financial institution. The line of credit bears interest at a variable rate which was 10.99% as of June 30, 2002.

      NOTE E - CAPITAL LEASE PAYABLE

          The Company is obligated under the terms of a capital lease agreement for computer equipment. The carrying cost of the computer equipment was $6,349 at June 30, 2002. Accumulated depreciation was $3,302 and $1,270 at June 30, 2002 and 2001, respectively. Amortization of computer equipment leased is included with depreciation expense, which is part of operating expenses.

                         AUTOEXOTICA INTERNATIONAL, LTD.
                          NOTES TO FINANCIAL STATEMENTS
                             JUNE 30, 2002 AND 2001

      NOTE E - CAPITAL LEASE PAYABLE (Continued)

          Minimum lease payments under the capital lease obligation are as follows:

                        Years Ending June 30,                     Amount
                        --------------------                      ------

                               2003                              $ 2,531
                               2004                                2,531
                               2005                                1,681
                                                                   -----
                                                                   6,743
                  Less amounts representing interest              (2,934)
                                                                   -----
                  Present value of future minimum
                    lease payments                                 3,809
                  Current portion                                  1,084
                                                                   -----
                  Long-term portion                              $ 2,725
                                                                   =====


      NOTE F - NOTE PAYABLE

          Certain transportation equipment is financed under the terms of a note payable. The note payable requires monthly principal and interest payments of $493 through April, 2008, bears interest at 15.7%, and is secured by certain transportation equipment. Aggregate maturities of the note payable for the five years subsequent to June 30, 2002 are as follows:

                    Years Ending June 30,                         Amount
                    --------------------                          ------

                             2003                                $ 2,556
                             2004                                  2,989
                             2005                                  3,495
                             2006                                  4,087
                             2007                                  4,778



      NOTE G - TRANSACTIONS WITH PRINCIPAL SHAREHOLDER

          The principal Shareholder of the Company had various loans to the Company for working capital purposes. The advances are unsecured, interest free and are not expected to be repaid in the current year. The Company's principal Shareholder contributed $39,450 and $84,172 of his loan amounts to the Company's equity for the years ended June 30, 2002 and 2001, respectively, giving up all rights and claims under the loan.

                         AUTOEXOTICA INTERNATIONAL, LTD.
                          NOTES TO FINANCIAL STATEMENTS
                             JUNE 30, 2002 AND 2001

      NOTE G - TRANSACTIONS WITH PRINCIPAL SHAREHOLDER (Continued)

          On July 1, 2000, the Company approved a resolution to recapitalize the Company. The recapitalization resulted in the Company's principal Shareholder owning an aggregate 4,877,740 of shares of common stock.

          During 2002 and 2001, the principal Shareholder provided to the Company certain services related to the sales, administration and financial aspects of the Company, for which he received no compensation. These financial statements reflect an expense for the estimated compensation and related payroll expenses for these services with the credit reflected as an equity contribution for services provided by the principal Shareholder.

      NOTE H - ABINGDON ASSOCIATES CONSULTING AGREEMENT

          On April 12, 2001 the Company entered into a three year consulting agreement with Abingdon Associates to provide the Company with certain non-exclusive services relating to corporate finance, acquisitions and general financial services in exchange for 600,000 shares of the Company's common stock, which were valued at $1.25 per share which the Company considers to be fair value at the date of issuance. This deferred consulting service fee is amortized over the related three-year term.

      NOTE I - REFUNDABLE MEMBERSHIP DEPOSIT

          The Company issued 122,260 shares of common stock to Private Retreats, LLC. This common stock is valued at $1.25 per share, which is considered by the Company to be fair value at the date of issuance. Private Retreats, LLC customarily issues bonds representing the refundable membership fees paid by its members. Upon termination of a membership by a member, the bond may be redeemed for cash pursuant to its terms. Although the Company did not pay for its membership with cash, the Company is entitled, as is the case with other members who receive these bonds, to surrender the bond for cash upon termination of its membership, all in accordance with the terms of the bond and the membership agreement.

          There exists no agreement between Private Retreats, LLC and the Company providing for the return of the common stock issued to Private Retreats, LLC.

                         AUTOEXOTICA INTERNATIONAL, LTD.
                          NOTES TO FINANCIAL STATEMENTS
                             JUNE 30, 2002 AND 2001

      NOTE J - INCOME TAXES

          At June 30, 2002, the Company has available net operating loss carryforwards of approximately $585,000 to offset future federal and state income tax liabilities. The deferred tax asset of approximately $199,000 which is generated by the net operating loss carryforwards is fully reserved. The valuation allowance increased by $134,000 in 2002. The net operating loss carryforwards expire from 2019 through 2022.

      NOTE K - LEASE COMMITMENTS

          The Company leases six luxury automobiles under operating leases which expire at various times beginning in May, 2003 and ending in April, 2005. The Company also leases certain storage facilities on a monthly basis. Lease costs were $90,877 and $46,500 for the years ended June 30, 2002 and 2001, respectively. Minimum future lease payments under these noncancellable operating leases having remaining terms in excess of one year as of June 30, 2002 are as follows:

                    Years Ending June 30,                          Amount
                    --------------------                           ------
                             2003                                $  79,899
                             2004                                   54,690
                             2005                                   28,004
                                                                 ---------
                                                                 $ 162,593
                                                                 =========
      NOTE L - REGISTRATION OF SHARES FOR PUBLIC SALE

          The Company is in the process of filing a registration statement for 400,000 units, at a price of $2.50 per unit. Each unit consists of one share of common stock, $.001 par value, and one warrant exercisable to purchase one share of the Company's common stock at an exercise price of $3.00 per share.

      NOTE M - EMPLOYMENT AGREEMENT - PRINCIPAL SHAREHOLDER

          On April 30, 2002 the Company entered into an employment agreement with its principal Shareholder to serve as Chief Executive Officer and President. The employment agreement provides for salary of $85,000 plus benefits and discretionary bonuses over the term of the agreement. The agreement expires on April 30, 2005. During 2002, the principal shareholder contributed his salary to additional paid-in capital.

                         AUTOEXOTICA INTERNATIONAL, LTD.
                          NOTES TO FINANCIAL STATEMENTS
                             JUNE 30, 2002 AND 2001

      NOTE N - STOCK OPTION PLAN

          On April 30, 2002 the Company adopted the AutoExotica Incentive Stock Option Plan which may result in the Company granting options to purchase up to 1,000,000 shares of the Company's common stock to officers and employees of the Company. No options have been granted to date.

      NOTE O - PRICING COMMITMENTS

          In August 2001, the Company entered into a cooperative marketing agreement with Private Retreats, LLC. Under the terms of the agreement the Company has agreed to lease at least three automobiles to Private Retreats, LLC for an aggregate of up to 30 days usage per month. The Company will receive a monthly rental fee of $1,500 for the contracted usage. Private Retreats, LLC has the option of contracting for additional days usage at $50 per day. In addition, the Company has agreed to provide the president of Private Retreats, LLC a car at no more than the Company's direct cost. The cooperative agreement with Private Retreats, LLC is cancelable by either party with 30 days written notice.

          In October 2001, the Company entered into a marketing alliance agreement with Global Registry, LLC. Under the terms of the agreement the Company has agreed to lease vehicles to Global Registry at a 70% discount from the Company's 2002 retail prices, lease vehicles to members of Global Registry at a 45% discount from the Company's 2002 retail prices, and pay Global Registry a 15% of gross sales marketing fee for rentals made by members of Global Registry. The marketing alliance agreement may be terminated by either party upon 90 days written notice.

      NOTE P - PREFERRED STOCK

          The provision and preferences of the preferred stock may be set by the Company's Board of Directors without Shareholder approval.

                                   PROSPECTUS

                         200,000 Shares of Common Stock

                                       of

                         AUTOEXOTICA INTERNATIONAL, LTD.

                                October 31, 2002

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN OR THAT ARE CURRENTLY DEEMED IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. THE RISKS AND UNCERTAINTIES DESCRIBED IN THIS DOCUMENT AND OTHER RISKS AND UNCERTAINTIES WHICH WE MAY FACE IN THE FUTURE WILL HAVE A GREATER IMPACT ON THOSE WHO PURCHASE OUR COMMON STOCK. THESE PURCHASERS WILL PURCHASE OUR COMMON STOCK AT THE MARKET PRICE OR AT A PRIVATELY NEGOTIATED PRICE AND WILL RUN THE RISK OF LOSING THEIR ENTIRE INVESTMENT.